Exhibit 99.1

MARKETAXESS REPORTS SECOND QUARTER 2017 REVENUES

OF $97.3 MILLION, PRE-TAX INCOME OF $49.6 MILLION AND

DILUTED EPS OF $1.00

Second Quarter Financial Highlights*

•	Revenues of $97.3 million, up 0.7%

•	Pre-tax income of $49.6 million, down 1.9%

•	Diluted EPS of $1.00, up 13.6% from $0.88

•	Trading volume of $361.5 billion, up 6.9%

*	All comparisons versus second quarter 2016.

NEW YORK, July 26, 2017 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the quarter ended June 30, 2017.

“We posted our second best quarter ever for trading volume, revenue and diluted EPS in spite of the continued lackluster market environment,” said Richard M. McVey, Chairman and CEO of MarketAxess. “We continue to build upon the strong foundation of our global business which we expect will drive further positive momentum when market activity improves. Our geographic expansion has been a key driver of revenue and earnings growth, with significant gains in the number of active clients, and emerging market trading activity. Open TradingTM continues to see increased client adoption and, during the second quarter, reached a new record as a percentage of our total trading volume.”

Second Quarter Results

Total revenues for the second quarter of 2017 increased 0.7% to $97.3 million, compared to $96.6 million for the second quarter of 2016. Pre-tax income was $49.6 million, compared to $50.6 million for the second quarter of 2016, a decrease of 1.9%. Pre-tax margin was 50.9%, compared to 52.3% for the second quarter of 2016. Net income totaled $38.0 million, or $1.00 per share on a diluted basis, compared to $33.1 million, or $0.88 per share, for the second quarter of 2016.

Commission revenue for the second quarter of 2017 increased 0.9% to $87.0 million, compared to $86.2 million for the second quarter of 2016. Variable transaction fees increased 0.4% to $70.6 million on total trading volume of $361.5 billion for the second quarter of 2017, compared to variable transaction fees of $70.3 million on total trading volume of $338.3 billion for the second quarter of 2016. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 17.0% for the second quarter of 2017, compared to an estimated 16.1% for the second quarter of 2016.

All other revenue, which consists of information and post-trade services, technology products and services, investment income and other revenue, decreased to $10.3 million, compared to $10.4 million for the second quarter of 2016. The decrease in all other revenue was principally due to an unfavorable impact of $0.6 million caused by the stronger U.S. dollar offset by higher data revenue.

Total expenses for the second quarter of 2017 increased 3.6% to $47.7 million, compared to $46.1 million for the second quarter of 2016. The increase in total expenses was largely due to higher marketing and advertising costs of $1.0 million and an increase in general and administrative costs of $0.7 million.

The effective tax rate for the second quarter of 2017 was 23.3%, compared to 34.5% for the second quarter of 2016. The second quarter 2017 income tax provision includes excess tax benefits of approximately $5.3 million relating to a new standard for share-based compensation accounting adopted effective January 1, 2017.

Employee headcount was 405 as of June 30, 2017, compared to 383 as of December 31, 2016 and 367 as of June 30, 2016.

Dividend

The Company’s board of directors declared a cash dividend to $0.33 per share of common stock outstanding, to be paid on August 24, 2017 to stockholders of record as of the close of business on August 10, 2017.

Share Repurchases

A total of 65,028 shares were repurchased in the second quarter of 2017 at a cost of $12.4 million.

Balance Sheet Data

As of June 30, 2017, total assets were $547.0 million and included $365.5 million in cash, cash equivalents and investments. Total stockholders’ equity as of June 30, 2017 was $501.2 million.

Guidance for 2017

The Company reconfirms its full year 2017 guidance range for total expenses of $192.0 million to $208.0 million, capital spending of $25.0 million to $30.0 million and overall effective tax rate of 26% to 28%.

Non-GAAP Financial Measures and Other Items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and free cash flow. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results. See the attached schedule for a reconciliation of GAAP net income to EBITDA and GAAP cash flow from operating activities to free cash flow.

Webcast and Conference Call Information

Richard M. McVey, chairman and chief executive officer, and Antonio L. DeLise, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, July 26, 2017, at 9:00 a.m. Eastern time. To access the conference call, please dial 855-425-4206 (U.S.) or 484-756-4249 (international). The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) for one week after the announcement. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables fixed-income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess’ patented trading technology. Over 1,200 institutional investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, emerging markets and high-yield bonds, European bonds, U.S. agency bonds, municipal bonds, credit default swaps and other fixed-income securities. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients. Through its Trax® division, MarketAxess also offers a range of pre- and post-trade services, including trade matching, regulatory transaction reporting and market and reference data, across a range of fixed-income products. Trax is the trading name of Xtrakter Ltd., a MarketAxess group company.

MarketAxess maintains its headquarters in New York and has offices in London, Boston, Chicago, Los Angeles, Miami, Salt Lake City, San Francisco, São Paulo, Hong Kong and Singapore. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: the volatility of financial services markets generally; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; our ability to introduce new fee plans and our clients’ response; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our ability to develop new products and offerings and the market’s acceptance of those products; the effect of rapid market or technological changes on us and the users of our technology; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; our vulnerability to cyber security risks; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our ability to comply with new laws, rules and regulations both domestically and internationally; our ability to maintain effective compliance and risk management methods; the strain of growth initiatives on management and other resources; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Media and Investor Relations Contacts:

Tony DeLise MarketAxess Holdings Inc. +1-212-813-6017 Mary Sedarat MarketAxess Holdings Inc. +1-212-813-6226	William McBride RF|Binder +1-917-239-6726

MarketAxess Holdings Inc. Consolidated Statements of Operations
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In thousands, except per share data)

	(unaudited)
Revenues
Commissions	$87,015	$86,239	$181,037	$165,332
Information and post-trade services	8,272	8,586	16,088	16,365
Investment income	840	517	1,587	935
Other	1,187	1,297	2,493	2,580

Total revenues	97,314	96,639	201,205	185,212

Expenses
Employee compensation and benefits	25,421	25,815	52,822	50,342
Depreciation and amortization	4,790	4,540	9,483	9,221
Technology and communications	4,822	4,277	9,407	8,581
Professional and consulting fees	4,086	4,245	8,365	8,107
Occupancy	1,422	1,225	2,826	2,386
Marketing and advertising	2,782	1,824	4,668	3,602
Clearing costs	1,517	1,953	2,844	3,719
General and administrative	2,901	2,209	5,610	4,333

Total expenses	47,741	46,088	96,025	90,291

Income before income taxes	49,573	50,551	105,180	94,921
Provision for income taxes	11,550	17,425	24,694	32,832

Net income	$38,023	$33,126	$80,486	$62,089

Per Share Data:
Net income per common share
Basic	$1.03	$0.90	$2.18	$1.69
Diluted	$1.00	$0.88	$2.11	$1.65

Cash dividends declared per common share	$0.33	$0.26	$0.66	$0.52

Weighted-average common shares:
Basic	36,853	36,876	36,852	36,826
Diluted	38,077	37,748	38,095	37,710

MarketAxess Holdings Inc. Commission Revenue Details
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

	Total Commissions Revenue
	(In thousands)

	(unaudited)
Transaction Fees
U.S. high-grade	$32,868	$35,771	$68,391	$67,339
Other credit[1]	37,145	33,826	78,840	64,747
Liquid products[2]	570	678	1,200	1,298

Total transaction fees	70,583	70,275	148,431	133,384

Distribution Fees
U.S. high-grade	15,930	14,297	31,680	28,521
Other credit[1]	384	1,471	664	2,971
Liquid products[2,3]	118	196	262	456

Total distribution fees	16,432	15,964	32,606	31,948

Total commissions	$87,015	$86,239	$181,037	$165,332

	Average Variable Transaction Fee Per Million
	(unaudited)
U.S. high-grade - fixed-rate	$165	$194	$166	$189
U.S. high-grade - floating-rate	63	36	59	36
Total U.S. high-grade	162	189	162	183
Other credit	257	258	259	261
Liquid products	43	38	42	39
Total	195	208	196	206

1 Other credit includes high-yield, emerging markets, Eurobonds and municipal bonds.

2 Liquid products includes U.S. agencies and European government bonds.

3 Includes CDS SEF-related revenue.

MarketAxess Holdings Inc. Consolidated Condensed Balance Sheet Data
	As of
	June 30, 2017	December 31, 2016
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$128,143	$168,243
Investments, at fair value	237,361	194,404
Accounts receivable, net	55,215	50,668
All other assets	126,322	114,727

Total assets	$547,041	$528,042

Liabilities and stockholders’ equity
Total liabilities	$45,813	$60,029
Total stockholders’ equity	501,228	468,013

Total liabilities and stockholders’ equity	$547,041	$528,042

MarketAxess Holdings Inc. Reconciliation of Non-GAAP Financial Measures
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

	Earnings Before Interest, Taxes, Depreciation and Amortization
	(In thousands)

	(unaudited)
Net income	$38,023	$33,126	$80,486	$62,089
Add back:
Interest expense	—	—	—	—
Provision for income taxes	11,550	17,425	24,694	32,832
Depreciation and amortization	4,790	4,540	9,483	9,221

Earnings before interest, taxes, depreciation and amortization	$54,363	$55,091	$114,663	$104,142

	Free Cash Flow
	(In thousands)

	(unaudited)
Cash flow from operating activities	$38,569	$28,714	$69,118	$(28,669)
Add back:
Net purchases of corporate debt trading investments	(1,085)	(839)	111	72,396
Excess tax benefits from share-based compensation previously recorded under financing activities	—	3,933	—	8,573
Less:
Purchases of furniture, equipment and leasehold improvements	(1,628)	(1,252)	(5,777)	(3,904)
Capitalization of software development costs	(3,495)	(3,107)	(6,667)	(6,142)

Free cash flow	$32,361	$27,449	$56,785	$42,254

MarketAxess Holdings Inc. Volume Statistics*
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

	Total Trading Volume
	(In millions)

	(unaudited)
U.S. high-grade - fixed-rate	$195,717	$183,107	$407,691	$353,326
U.S. high-grade - floating-rate	7,870	6,220	15,290	13,727

Total U.S. high-grade	203,587	189,327	422,981	367,053
Other credit	144,574	131,168	304,298	248,142
Liquid products	13,345	17,781	28,651	33,102

Total	$361,506	$338,276	$755,930	$648,297

	Average Daily Volume
	(In millions)

	(unaudited)
U.S. high-grade	$3,232	$2,958	$3,384	$2,936
Other credit	2,311	2,058	2,434	1,985
Liquid products	212	278	299	265

Total	$5,755	$5,294	$6,047	$5,186

Number of U.S. Trading Days[1]	63	64	125	125
Number of U.K. Trading Days[2]	61	63	125	125

1 The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.

2 The number of U.K. trading days is based on the U.K. Bank holiday schedule.

*Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a matched principal basis between two counterparties